Exhibit 10.19
FIRST AMENDMENT TO OFFICE LEASE
This FIRST AMENDMENT TO OFFICE LEASE ("First Amendment") is made and entered into as of the 3rd day of October, 2014, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited partnership ("Landlord"), and PULMONX CORPORATION, a Delaware corporation ("Tenant").
R E C I T A L S
A. Landlord and Tenant (as the successor-in-interest to Pulmonx, Inc., a California corporation) entered into that certain Office Lease dated September 4, 2009 (the "Office Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord 24,591 rentable square feet of space (the "Premises") consisting of all of the rentable area of the building (the "Building") located at 700 Chesapeake Drive, Redwood City, California 94063.
B. The parties desire to amend the Lease on the terms and conditions set forth in this First Amendment.
A G R E E M E N T:
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.
2. Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition. Except as expressly set forth in the Work Letter attached hereto as Exhibit A (the "Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.
3. Extended Lease Term. Pursuant to the Lease, and notwithstanding that Section 3.3 of the Summary attached to the Lease incorrectly identified the Lease Expiration Date as June 30, 2015, the Lease Tenn is scheduled to expire on July 31, 2015. Landlord and Tenant hereby agree to extend the Lease Term for a period of five (5) years, from August 1, 2015, until July 31, 2020, on the terms and conditions set forth in the Lease, as hereby amended by this First Amendment, unless sooner terminated as provided in the Lease. The period of time commencing on August 1, 2015, and ending on July 31, 2020, shall be referred to herein as the "Extended Term."
3.1 Option to Extend Lease Term. Landlord and Tenant acknowledge and agree that Tenant shall continue to have one (1) option to extend the Lease Term for a period of five (5) years in accordance with, and pursuant to the terms of, Section 2.2 of the Office Lease.
4. Rent.

-1-	HCP LS REDWOOD CITY, LLC [First Amendment] [Pulmonx, Inc.]

4.1 Base Rent. Prior to August 1, 2015, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease. During the Extended Tenn, Tenant shall pay monthly installments of Base Rent for the Premises as follows:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot

August 1, 2015 - July 31, 2016*	$737,730.00*	$61,477.50*	$2.50

August 1, 2016 - July 31, 2017	$759,861.90	$63,321.83	$2.58

August 1, 2017 - July 31, 2018	$782,657.76	$65,221.48	$2.65

August 1, 2018 - July 31, 2019	$806,137.49	$67,178.12	$2.73

August 1, 2019- July 31, 2020	$830,321.61	$69,193.47	$2.81
*Note: Tenant shall have no obligation to pay any Base Rent for the Premises attributable to the two (2) month period commencing on August 1, 2015 and ending on September 30, 2015; provided, however, Tenant shall be required to pay Tenant's Share of Direct Expenses attributable to such period, as well as for all utilities and other services.
4.2 Direct Expenses. Prior to and during the Extended Term, Tenant shall continue to be obligated to pay Tenant's Share of the annual Building Direct Expenses in connection with the Premises in accordance with the terms of the Lease.
5. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. and Cassidy Turley(the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
6. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).
7. No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

-2-	HCP LS REDWOOD CITY, LLC [First Amendment] [Pulmonx, Inc.]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD:		TENANT:

HCP LS REDWOOD CITY, LLC,		PULMONX CORPORTION
a Delaware limited liability company		a Delaware corporation

By:	HCP Estates USA Inc.,	By:	/s/ Trish Howell
	a Delaware corporation		Trish Howell
	its Manager		Print Name
		Its:	VP, Operations
By:	/s/ Jonathan Bergschneider
	Jonathan Bergschneider	By:	/s/ Lauren Cristina
	Executive Vice President		Lauren Cristina
Print Name
		Its:	VP, Finance and Admin

-3-	HCP LS REDWOOD CITY, LLC [First Amendment] [Pulmonx, Inc.]

EXHIBIT A
WORK LETTER
Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease. Except as specifically set forth herein, Landlord shall not be obligated to construct or install any improvements or facilities of any kind in the Premises, and Tenant shall continue to accept the Premises in its currently-existing, "as-is" condition. Notwithstanding the foregoing, Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance") equal to One Hundred Twenty-Two Thousand Nine Hundred Fifty• Five and 00/100 Dollars ($122,955.00) (i.e., $5.00 per rentable square foot of the Premises) for the costs relating to the design and construction of Tenant's improvements which are permanently affixed to the Premises (the "Tenant Improvements"). In no event shall any of the Tenant Improvement Allowance be used for any soft costs, including but not limited to (a) Tenant's furniture, fixtures, equipment, signage or other items of personal property, (b) installation of telephone or data cabling, or (c) moving or relocation expenses. The Tenant Improvement Allowance will be disbursed in accordance with Landlord's standard disbursement procedures, including, without limitation, following Landlord's receipt of (i) evidence (i.e., invoices or other documentation reasonably satisfactory to Landlord) of payment for the Tenant Improvements, and (ii) fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the Tenant Improvements. The Tenant Improvements shall be constructed in accordance with the terms and conditions of Article 8 of the Lease. In no event shall Landlord be obligated to disburse any portion of the Tenant Improvement Allowance prior to January 1, 2015 or subsequent to January 1, 2017, nor shall Landlord be obligated to disburse any amount in excess of the Tenant Improvement Allowance in connection with the construction of the Tenant Improvements. No portion of the Tenant Improvement Allowance, if any, remaining after the construction of the Tenant Improvements shall be available for use by Tenant.

EXHIBIT A -1-	HCP LS REDWOOD CITY, LLC [First Amendment] [Pulmonx,, Inc]